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                     May 4, 2022

       Kevin Jacobsen
       Chief Financial Officer
       CLOROX CO /DE/
       1221 Broadway
       Oakland, California 94612

                                                        Re: CLOROX CO /DE/
                                                            Form 10-K for the
Year Ended June 30, 2021
                                                            Form 10-Q for the
Period Ended December 31, 2021
                                                            Form 8-K Filed
February 3, 2022
                                                            File No. 001-07151

       Dear Mr. Jacobsen:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences